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                                                                    Exhibit 99.3

PERSONAL AND CONFIDENTIAL

December 7, 2001

Board of Directors
Phillips Petroleum Company
4th & Keeler
Bartlesville, OK 74004

Re: Initially filed Registration Statement on Form S-4 of CorvettePorsche Corp. relating to CorvettePorsche Corp. Common Stock being registered in connection with the proposed combination of Phillips Petroleum Company and Conoco Inc.

Ladies and Gentlemen:

         Reference is made to our opinion letter dated November 18, 2001 with respect to our opinion as to the fairness from a financial point of view to the holders of the outstanding common shares, par value $1.25 per share, of Phillips Petroleum Company ("Phillips") of the Phillips Exchange Ratio (as defined therein) relative to the Conoco Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of November 18, 2001, by and among CorvettePorsche Corp., Phillips, Conoco Inc., Porsche Merger Corp. and Corvette Merger Corp.

         The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Phillips in connection with its consideration of the transaction contemplated by the Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Phillips has determined to include our opinion in the above-referenced Registration Statement.

         In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Background to the Merger", "Recommendation of the Phillips Board of Directors", and "Opinions of Phillips' Financial Advisors" and to the inclusion of the foregoing opinion as an appendix to the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co
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(GOLDMAN, SACHS & CO.)